UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2003

COMDISCO HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-499-68	54-2066534

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6111 NORTH RIVER ROAD, ROSEMONT, ILLINOIS	60018

(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code:	(847) 698-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure.

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K and the Exhibits thereto previously filed by Comdisco Holding Company, Inc. with the Commission on November 21, 2003 (collectively, the “Initial Form 8-K”).

On November 20, 2003, Comdisco Holding Company, Inc. (the “Company”) issued a press release announcing that its Board of Directors had declared a cash dividend of $12.00 per share on the outstanding shares of the Company’s common stock, which was paid on December 11, 2003 to common stockholders of record on December 1, 2003. The Company also announced a cash payment of $0.0514 per right on its contingent distribution rights (“CDRs”), which was paid on December 11, 2003 to CDR holders of record on December 1, 2003. After giving effect to the Company’s dividend announced on November 20, 2003 and the distribution from the Disputed Claim Reserve (as such term is defined in the Company’s First Amended Joint Plan of Reorganization) in the bankruptcy estate of Comdisco, Inc. made on November 14, 2003, the present value of distributions to the initially allowed general unsecured creditors in the bankruptcy estate of Comdisco, Inc. is approximately $3.461 billion (not $3.449 billion as previously reported by the Company on the Initial Form 8-K) and the percentage recovery to such creditors is approximately 95 percent. This increase in the present value of distributions to the initially allowed general unsecured creditors in the bankruptcy estate of Comdisco, Inc. entitles holders of CDRs to receive an incremental cash payment of approximately $2.8 million, or approximately $0.018 per CDR. The Company expects to make such incremental distribution in conjunction with its next payment to holders of CDRs. The next payment to holders of CDRs is expected to occur shortly after the next Quarterly Distribution (as such term is defined in the Company’s First Amended Joint Plan of Reorganization) from the Disputed Claim Reserve, which is scheduled for February 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMDISCO HOLDING COMPANY, INC.

Dated:	December 16, 2003	By:	/s/ Robert E. T. Lackey

Name:	Robert E. T. Lackey
Title:	Executive Vice President, Chief Legal Officer and Secretary